EXHIBIT 99.1

FORM 51-102F3
MATERIAL CHANGE REPORT
Item 1	Name and Address of Company

Performance Sports Group Ltd. (the “Company”)
666 Burrard Street, Suite 1700
Vancouver, British Columbia
V6C 2X8 Canada

Item 2	Date of Material Change

March 22, 2016.

Item 3	News Release

A press release describing the material change was disseminated by the Company on March 22, 2016 through Marketwired, a copy of which has been filed on EDGAR at www.sec.gov, on SEDAR at www.sedar.com, and on the Company’s website at www.performancesportsgroup.com.
Item 4	Summary of Material Change

On March 22, 2016, the Company announced that the Board of Directors of the Company (the “Board”) had reached an arrangement with Kevin Davis, Chief Executive Officer of the Company, for his departure from the Company, effective March 22, 2016, and concurrently appointed Amir Rosenthal, President, PSG Brands, as the Company’s Chief Executive Officer on an interim basis.
Item 5	Full Description of Material Change

5.1	Full Description of Material Change

On March 22, 2016, the Company announced that the Board had reached an arrangement with Kevin Davis, Chief Executive Officer of the Company, for his departure from the Company, effective March 22, 2016, and concurrently appointed Amir Rosenthal, President, PSG Brands, as the Company’s Chief Executive Officer on an interim basis. Mr. Rosenthal will continue to serve as President, PSG Brands. The Company noted that the Board will conduct a search for the permanent Chief Executive Officer of the Company and further announced that Mr. Rosenthal will be included among the candidates to be considered by the Board for such position.
5.2	Disclosure for Restructuring Transactions.

Not applicable.

Item 6	Reliance on subsection 7.1(2) of National Instrument 51-102

Not applicable.

Item 7	Omitted Information

Not applicable.

Item 8	Executive Officer

Further information regarding the matters described in this report may be obtained from Mark Vendetti, Executive Vice President/Chief Financial Officer, at (603) 430-2111.
Item 9	Date of Report

March 28, 2016.